Exhibit 99.1

IQVIA Reports Fourth-Quarter and Full-Year 2022 Results; Issues Full-Year 2023 Guidance

  Revenue of $3,739 million for the fourth quarter, $14,410 million for the full year
  GAAP Net Income of $227 million for the fourth quarter, $1,091 million for the full year
  Adjusted EBITDA of $920 million for the fourth quarter, $3,346 million for the full year
  GAAP Diluted Earnings per Share of $1.20 for the fourth quarter, $5.72 for the full year
  Adjusted Diluted Earnings per Share of $2.78 for the fourth quarter, $10.16 for the full year
  R&D Solutions quarterly bookings of over $3.1 billion, representing book-to-bill ratio of 1.51x
  R&D Solutions contracted backlog of $27.2 billion grew 9.6 percent year-over-year and 11.6 percent excluding the impact of foreign exchange

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--February 10, 2023--IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry, today reported financial results for the quarter ended December 31, 2022.

Fourth-Quarter 2022 Operating Results
Revenue for the fourth quarter of $3,739 million increased 2.8 percent on a reported basis and 7.0 percent at constant currency, compared to the fourth quarter of 2021. Technology & Analytics Solutions (TAS) revenue of $1,499 million grew 0.2 percent on a reported basis and 4.7 percent at constant currency. Research & Development Solutions (R&DS) revenue of $2,058 million grew 5.9 percent on a reported basis and 9.3 percent at constant currency. Excluding the impact of pass throughs, R&DS revenue grew 8.6 percent year-over-year on a reported basis. Contract Sales & Medical Solutions (CSMS) revenue of $182 million decreased 7.1 percent on a reported basis and grew 2.0 percent at constant currency.

As of December 31, 2022, R&DS contracted backlog, including reimbursed expenses, was $27.2 billion, growing 9.6 percent year-over-year and 11.6 percent at constant currency. The company expects approximately $7.3 billion of this backlog to convert to revenue in the next twelve months. The fourth-quarter book-to-bill ratio was 1.51x including reimbursed expenses and 1.30x excluding reimbursed expenses. For the year ended December 31, 2022, the book-to-bill ratio was 1.36x including reimbursed expenses and 1.33x excluding reimbursed expenses.

"We closed the year with strong results and record bookings and backlog," said Ari Bousbib, chairman and CEO of IQVIA. "For the full year, we delivered strong underlying revenue growth in all three segments, expanded margins, and again grew Adjusted EPS double digits. The year also marked the end of a very successful Vision 22 plan; we exceeded our three-year goals despite the volatile macro environment over the period. As we begin 2023, the fundamentals of our business and the outlook for our end markets remain healthy. We expect continued robust demand for our differentiated offerings, solid organic growth and sustained operating momentum across the portfolio."

Fourth-quarter GAAP Net Income was $227 million, down 28.6 percent year-over-year, and GAAP Diluted Earnings per Share was $1.20, decreasing 26.4 percent year-over-year. Adjusted Net Income was $524 million, up 5.6 percent year-over-year, and Adjusted Diluted Earnings per Share was $2.78, up 9.0 percent year-over-year. Adjusted EBITDA was $920 million, increasing 11.1 percent year-over-year.

Full-Year 2022 Operating Results
Revenue of $14,410 million for the full year of 2022 grew 3.9 percent on a reported basis and 7.8 percent at constant currency, compared to 2021. TAS revenue was $5,746 million, up 3.8 percent on a reported basis and 8.7 percent at constant currency. R&DS revenue was $7,921 million, up 4.8 percent on a reported basis and 7.7 percent at constant currency. CSMS revenue was $743 million, down 5.2 percent on a reported basis and up 2.7 percent at constant currency.

For the full year of 2022, GAAP Net Income was $1,091 million, up 12.9 percent year-over-year, and GAAP Diluted Earnings per Share was $5.72, up 15.6 percent year-over-year. Adjusted Net Income was $1,937 million, increasing 10.1 percent year-over-year, and Adjusted Diluted Earnings per Share was $10.16, up 12.5 percent year-over-year. Adjusted EBITDA for the full year of 2022 was $3,346 million, up 10.7 percent year-over-year.

Financial Position
As of December 31, 2022, cash and cash equivalents were $1,216 million and debt was $12,747 million, resulting in net debt of $11,531 million. IQVIA’s Net Leverage Ratio was 3.45x trailing twelve-month Adjusted EBITDA. For the fourth quarter of 2022, Operating Cash Flow was $560 million and Free Cash Flow was $389 million. For the full year of 2022, Operating Cash Flow was $2,260 million and Free Cash Flow was $1,586 million.

During the fourth quarter, the company retired $510 million of a variable rate U.S. dollar term loan, which was scheduled to mature in early 2024.

Share Repurchase
During the fourth quarter of 2022, the company repurchased $25 million of its common stock, resulting in full-year share repurchases of $1,168 million. IQVIA had $1,355 million of share repurchase authorization remaining as of December 31, 2022.

Full-Year 2023 Guidance
For the full year of 2023, the company expects revenue to be between $15,150 million and $15,400 million, representing growth of 5.1 to 6.9 percent on a reported basis and 5.0 to 6.8 percent at constant currency. This revenue guidance assumes about 100 basis points of contribution from acquisitions and approximately $600 million of COVID-related revenue step down versus 2022. The guidance represents 9 to 11 percent revenue growth at constant currency excluding acquisitions and COVID-related work. On the same basis, we expect TAS to grow 7 to 9 percent, R&DS to grow 10 to 12 percent and CSMS approximately 2 percent.

The company expects Adjusted EBITDA to be between $3,625 million and $3,695 million, representing growth of 8.3 to 10.4 percent.

Adjusted Diluted Earnings per Share is expected to be between $10.26 and $10.56, up 1.0 to 3.9 percent. This Adjusted Diluted Earnings per Share guidance includes the year-over-year impact of the step-up in interest rates and the increase in the UK corporate tax rate. Together, these non-operational items impact the year-over-year growth rate by approximately 10 percentage points. Excluding these items, Adjusted Diluted Earnings per Share is expected to grow 11 to 14 percent.

All financial guidance assumes foreign currency exchange rates as of February 8, 2023 remain in effect for the forecast period.

Webcast & Conference Call Details
IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its fourth-quarter and full-year 2022 results and 2023 guidance. To listen to the event and view the presentation slides via webcast, join from the IQVIA Investor Relations website at http://ir.iqvia.com. To participate in the conference call, interested parties must register in advance by clicking on this link. Following registration, participants will receive a confirmation email containing details on how to join the conference call, including the dial-in and a unique passcode and registrant ID. At the time of the live event, registered participants connect to the call using the information provided in the confirmation email and will be placed directly into the call.

About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources and extensive domain expertise. IQVIA Connected Intelligence™ delivers powerful insights with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 86,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our full-year 2023 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words that are intended to identify forward-looking statements, although not all forward looking statements contain these identifying words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: business disruptions caused by natural disasters, pandemics such as the COVID-19 (coronavirus) outbreak, including any variants, and the public health policy responses to the outbreak, international conflicts or other disruptions outside of our control such as the current situation in Ukraine and Russia; our ability to accurately model or forecast the impact of the spread and/or containment of COVID-19, including any variants, among other sources of business interruption, on our operations and financial results; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the number or scope of indications for medicines and treatments or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions, inflation, and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to our business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission (the "SEC"), as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures
This release includes information based on financial measures that are not recognized under generally accepted accounting principles in the United States ("GAAP"), such as Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Free Cash Flow. Non-GAAP financial measures are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, the Company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements and trademarks, trade names and other from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income attributable to IQVIA Holdings Inc. As a result, internal management reports feature non-GAAP measures and are used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

The non-GAAP financial measures are not presented in accordance with GAAP. Please refer to the schedules attached to this release for reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures. Our full-year 2023 guidance measures (other than revenue) are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measure because the company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

IQVIAFIN

Table 1 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2022	2021	2022	2021
Revenues	$3,739	$3,636	$14,410	$13,874
Cost of revenues, exclusive of depreciation and amortization	2,407	2,364	9,382	9,233
Selling, general and administrative expenses	583	542	2,071	1,964
Depreciation and amortization	357	262	1,130	1,264
Restructuring costs	13	5	28	20
Income from operations	379	463	1,799	1,393
Interest income	(6)	(2)	(13)	(6)
Interest expense	128	90	416	375
Loss on extinguishment of debt	—	1	—	26
Other (income) expense, net	(18)	(2)	33	(130)
Income before income taxes and equity in (losses) earnings of unconsolidated affiliates	275	376	1,363	1,128
Income tax expense	48	59	260	163
Income before equity in (losses) earnings of unconsolidated affiliates	227	317	1,103	965
Equity in (losses) earnings of unconsolidated affiliates	—	1	(12)	6
Net income	227	318	1,091	971
Net income attributable to non-controlling interests	—	—	—	(5)
Net income attributable to IQVIA Holdings Inc.	$227	$318	$1,091	$966
Earnings per share attributable to common stockholders:
Basic	$1.22	$1.67	$5.82	$5.05
Diluted	$1.20	$1.63	$5.72	$4.95
Weighted average common shares outstanding:
Basic	185.7	190.8	187.6	191.4
Diluted	188.6	194.8	190.6	195.0

Table 2 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (preliminary and unaudited)

	December 31,
(in millions, except per share data)	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$1,216	$1,366
Trade accounts receivable and unbilled services, net	2,917	2,551
Prepaid expenses	151	156
Income taxes receivable	43	58
Investments in debt, equity and other securities	93	111
Other current assets and receivables	561	521
Total current assets	4,981	4,763
Property and equipment, net	532	497
Operating lease right-of-use assets	331	406
Investments in debt, equity and other securities	68	76
Investments in unconsolidated affiliates	94	88
Goodwill	13,921	13,301
Other identifiable intangibles, net	4,820	4,943
Deferred income taxes	118	124
Deposits and other assets, net	472	491
Total assets	$25,337	$24,689
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,316	$2,981
Unearned income	1,797	1,825
Income taxes payable	161	137
Current portion of long-term debt	152	91
Other current liabilities	152	207
Total current liabilities	5,578	5,241
Long-term debt, less current portion	12,595	12,034
Deferred income taxes	464	410
Operating lease liabilities	264	313
Other liabilities	671	649
Total liabilities	19,572	18,647
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized as of December 31, 2022 and 2021, $0.01 par value, 256.4 shares issued and 185.7 shares outstanding as of December 31, 2022; 255.8 shares issued and 190.6 shares outstanding as of December 31, 2021	10,898	10,777
Retained earnings	3,334	2,243
Treasury stock, at cost, 70.7 and 65.2 shares as of December 31, 2022 and 2021, respectively	(7,740)	(6,572)
Accumulated other comprehensive loss	(727)	(406)
Total stockholders’ equity	5,765	6,042
Total liabilities and stockholders’ equity	$25,337	$24,689

Table 3 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (preliminary and unaudited)

	Year Ended December 31,
(in millions)	2022	2021
Operating activities:
Net income	$1,091	$971
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,130	1,264
Amortization of debt issuance costs and discount	15	17
Stock-based compensation	194	170
Gain on disposals of property and equipment, net	(10)	—
Losses (earnings) from unconsolidated affiliates	12	(6)
Loss (gain) on investments, net	27	(16)
Benefit from deferred income taxes	(115)	(138)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	(421)	(138)
Prepaid expenses and other assets	7	(15)
Accounts payable and accrued expenses	427	244
Unearned income	31	591
Income taxes payable and other liabilities	(128)	(2)
Net cash provided by operating activities	2,260	2,942
Investing activities:
Acquisition of property, equipment and software	(674)	(640)
Acquisition of businesses, net of cash acquired	(1,315)	(1,458)
Purchases of marketable securities, net	(5)	(10)
Investments in unconsolidated affiliates, net of payments received	(20)	(5)
Proceeds from sale of (investments in) equity securities	—	5
Other	8	5
Net cash used in investing activities	(2,006)	(2,103)
Financing activities:
Proceeds from issuance of debt	1,250	1,951
Payment of debt issuance costs	(5)	(40)
Repayment of debt and principal payments on finance leases	(634)	(2,091)
Proceeds from revolving credit facility	2,350	810
Repayment of revolving credit facility	(2,025)	(600)
Payments related to employee stock option plans	(71)	(59)
Repurchase of common stock	(1,168)	(406)
Acquisition of Quest's non-controlling interest	—	(758)
Contingent consideration and deferred purchase price payments	(26)	(42)
Net cash used in financing activities	(329)	(1,235)
Effect of foreign currency exchange rate changes on cash	(75)	(52)
Decrease in cash and cash equivalents	(150)	(448)
Cash and cash equivalents at beginning of period	1,366	1,814
Cash and cash equivalents at end of period	$1,216	$1,366

Table 4 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED EBITDA RECONCILIATION (preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2022	2021	2022	2021
Net Income Attributable to IQVIA Holdings Inc.	$227	$318	$1,091	$966
Provision for income taxes	48	59	260	163
Depreciation and amortization	357	262	1,130	1,264
Interest expense, net	122	88	403	369
(Income) loss in unconsolidated affiliates	—	(1)	12	(6)
Income from non-controlling interests	—	—	—	5
Deferred revenue purchase accounting adjustments	—	3	1	3
Stock-based compensation	58	42	194	170
Other expense (income), net (1)	53	12	104	(81)
Loss on extinguishment of debt	—	1	—	26
Restructuring and related expenses (2)	26	24	73	68
Acquisition related expenses	29	20	78	75
Adjusted EBITDA	$920	$828	$3,346	$3,022
(1)	Reflects certain non-operating income items, revaluations of contingent consideration and certain non-recurring expenses.
(2)	Reflects restructuring costs as well as accelerated expenses related to lease exits.

Table 5 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED NET INCOME RECONCILIATION (preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share data)	2022	2021	2022	2021
Net Income Attributable to IQVIA Holdings Inc.	$227	$318	$1,091	$966
Provision for income taxes	48	59	260	163
Purchase accounting amortization (1)	149	138	563	833
(Income) loss in unconsolidated affiliates	—	(1)	12	(6)
Income from non-controlling interests	—	—	—	5
Deferred revenue purchase accounting adjustments	—	3	1	3
Stock-based compensation	58	42	194	170
Other expense (income), net (2)	53	12	104	(81)
Loss on extinguishment of debt	—	1	—	26
Restructuring and related expenses (3)	88	24	135	68
Acquisition related expenses	29	20	78	75
Adjusted Pre Tax Income	$652	$616	$2,438	$2,222
Adjusted tax expense	(128)	(120)	(501)	(453)
Income from non-controlling interests	—	—	—	(5)
Minority interest effect in non-GAAP adjustments (4)	—	—	—	(4)
Adjusted Net Income	$524	$496	$1,937	$1,760

Adjusted earnings per share attributable to common stockholders:
Basic	$2.82	$2.60	$10.33	$9.20
Diluted	$2.78	$2.55	$10.16	$9.03
Weighted average common shares outstanding:
Basic	185.7	190.8	187.6	191.4
Diluted	188.6	194.8	190.6	195.0
(1)	Reflects all the amortization of acquired intangible assets.
(2)	Reflects certain non-operating income items, revaluations of contingent consideration and certain non-recurring expenses.
(3)	Reflects restructuring costs as well as accelerated expenses related to lease exits and asset abandonments.
(4)	Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Table 6 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION (preliminary and unaudited)

	Three Months Ended December 31,	Twelve Months Ended December 31,
(in millions)	2022	2022
Net Cash provided by Operating Activities	$560	$2,260
Acquisition of property, equipment and software	(171)	(674)
Free Cash Flow	$389	$1,586
Table 7 IQVIA HOLDINGS INC. AND SUBSIDIARIES CALCULATION OF GROSS AND NET LEVERAGE RATIOS AS OF DECEMBER 31, 2022 (preliminary and unaudited)

(in millions)
Gross Debt, net of Unamortized Discount and Debt Issuance Costs, as of December 31, 2022	$12,747
Net Debt as of December 31, 2022	$11,531
Adjusted EBITDA for the twelve months ended December 31, 2022	$3,346
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	3.81x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	3.45x

Contacts

Nick Childs, IQVIA Investor Relations (nicholas.childs@iqvia.com)
+1.973.316.3828